Exhibit 99.1

PRESS RELEASE

Sonic Foundry Reports Third Quarter 2009 Results

MADISON, Wis. – July 30, 2009 – Sonic Foundry, Inc. (NASDAQ: SOFO), the recognized market leader for rich media webcasting and knowledge management, today announced financial results for its fiscal 2009 third quarter ended June 30, 2009. Results include:

•	Revenue of $5.0 million, down slightly from 2008 fiscal third quarter revenue of $5.1 million.
•	Quarterly loss of $162 thousand equating to $0.00 per diluted share compared to an $829 thousand loss or $(0.02) per diluted share in the fiscal third quarter of 2008.
•	Non-GAAP net income of $91 thousand or $0.00 per diluted share compared to non-GAAP net income of $210 thousand or $0.01 per diluted share in the fiscal third quarter of 2008.
•	Billings of $5.0 million compared to $5.5 million in the fiscal third quarter of 2008.
•	Service revenue of $2.4 million, up 17 percent from fiscal Q3 2008.
•	Unearned revenue balance of $4.7 million at June 30, 2009 compared to $3.6 million at June 30, 2008.
•	Operating expenses of $4.1 million, down 11 percent from $4.6 million during the fiscal third quarter of fiscal 2008.
•	Gross margin of 78 percent, up from 74 percent for the fiscal third quarter of 2008.

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, amortization, personnel and program reduction and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

Expense reductions and cost control resulted in achieving $0.00 per diluted share for the second consecutive quarter and quarter over quarter EPS improvement for the fifth consecutive reporting period. The company now believes it will exceed 20 percent revenue growth for the full year at current operating expense levels. Previous company revenue growth guidance for fiscal 2009 was estimated to be between 15 and 20 percent, or $18 million to $18.7 million.

The company increased the balance of unearned revenue by $1.1 million or 29 percent from June 30, 2008 to its current end of quarter level of $4.7 million. Of the unearned revenue balance, the company expects to realize $1.8 million in the upcoming quarter. Gross margin was 78 percent, up from 74 percent in the prior year, primarily due to realizing a decrease in the cost of manufacturing Mediasite Recorders.

Billings to higher education customers totaled 64 percent of total billings for the third quarter of both fiscal 2009 and 2008. Total international sales accounted for approximately 25 percent of the quarter’s billings, compared to 15 percent for the third quarter of fiscal 2008.

The company derives a substantial portion of revenues from public colleges and universities based in the United States. Quarterly results, particularly new product sales, were impacted by the continuing economic crisis, budget delays now affecting the vast majority of state governments and the delay in distributing federal stimulus money earmarked for the U.S. higher education sector. As these issues resolve themselves, the company believes that its product and service offerings are very well aligned for the initiatives now taking place among these organizations, including helping state institutions address oversized classes, reduced teaching capacity and the need to re-educate an unemployed workforce.

Total services revenue was $2.4 million for the quarter, an increase of 17 percent from the third quarter of fiscal 2008. Services revenue includes Mediasite customer support contracts, as well as training, installation, rental, event and content hosting services. The increase was primarily due to event and content hosting services plus support contracts on new Mediasite Recorders and recurring renewals of support contracts entered into previous years.

During the third quarter, the company held its third annual User Conference, which was the largest to date.  The conference was offered on-site in Madison, Wisconsin, as well as completely online via Mediasite for those conference attendees facing travel restrictions and budget constraints.

Other highlights of the quarter include:
•	Webcasting Michelle Obama’s only university commencement address from the University of California Merced
•	Launching the webinar, “A Recommended IT Roadmap for Campus-wide Lecture Capture: Your Courses Online Now” with featured analyst firm Gartner
•	The company’s most successful year exhibiting at InfoComm 2009, the world’s largest professional AV technology event
•	Continued event webcasting partnerships with the leading higher education and training events, including EduComm, Sloan Consortium and the American Society for Training and Development

"We are very proud of the company's year-to-date growth, margin expansion and expense control, all in an unprecedented economic climate," said Rimas Buinevicius, chairman and CEO of Sonic Foundry. "We believe we have just gone through the worst portion of the recession and are beginning to re-emerge economically, with the technology sector leading the way. We believe this ultimate return to normalcy should help fuel future growth in all the business segments we serve, both domestically and internationally.”

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its third quarter fiscal 2009 results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/q3. To watch the presentation in the newest Mediasite Player (set for release late summer), go to www.sonicfoundry.com/q3silverlight. An archive of the webcast will be available for 30 days.

The company received notice from NASDAQ on October 22, 2008 that, in response to extraordinary market conditions, NASDAQ was suspending enforcement of the minimum bid price requirement of $1.00 per share for 90 days. Sonic Foundry received additional notices on December 23, 2008 and March 24, 2009 extending the suspension of the minimum bid price for an additional 90 days. On July 14, 2009, Sonic Foundry received notice from NASDAQ that enforcement of the minimum bid price requirement would be reinstated on August 3, 2009. Since the company had 141 calendar days remaining in its bid price compliance period when suspension began, Sonic Foundry has until December 21, 2009, to regain compliance.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net income or loss in our financial presentation, which exclude certain non-cash costs and include certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items:

•
Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss.  Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future.  Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.

•
Personnel and program reduction costs: We have excluded the additional costs incurred as a result of our cost reduction plan which was communicated in January 2008. These costs include severance costs associated with employee reductions as we better aligned ourselves with key vertical markets.  Also excluded is a one time charge associated with an early extinguishment of a lease.

•
Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment – an Amendment of FASB Statement Nos. 123 and 95. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,500 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	(Unaudited) June 30, 2009	September 30, 2008
Assets
Current assets:
Cash and cash equivalents	$2,371	$3,560
Accounts receivable, net of allowance of $105 and $150	4,007	3,864
Inventories	335	330
Prepaid expenses and other current assets	570	429
Total current assets	7,283	8,183
Property and equipment:
Leasehold improvements	980	980
Computer equipment	2,530	2,476
Furniture and fixtures	461	461
Total property and equipment	3,971	3,917
Less accumulated depreciation	2,548	2,223
Net property and equipment	1,423	1,694
Other assets:
Goodwill	7,576	7,576
Other intangibles, net of amortization of $25 and $19	35	21
Total assets	$16,317	$17,474

Liabilities and stockholders' equity
Current liabilities:
Line of credit	$300	$-
Accounts payable	722	1,256
Accrued liabilities	775	1,113
Unearned revenue	4,697	4,661
Current portion of notes payable	330	333
Current portion of capital lease obligations	34	46
Total current liabilities	6,858	7,409

Long-term portion of notes payable	617	223
Long-term portion of capital lease obligations	—	24
Other liabilities	191	255
Total liabilities	7,666	7,911

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued and outstanding	—	—
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value, authorized 100,000,000 shares; 36,051,041 and 35,728,837 shares issued and 35,923,874 and 35,601,670 shares outstanding	361	357
Additional paid-in capital	184,842	184,204
Accumulated deficit	(176,357)	(174,803)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 127,167 shares	(169)	(169)
Total stockholders' equity	8,651	9,563
Total liabilities and stockholders' equity	$16,317	$17,474

See accompanying notes

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008

Revenue:
Product	$2,637	$3,022	$7,630	$6,146
Services	2,367	2,028	6,732	5,305
Other	23	37	87	85
Total revenue	5,027	5,087	14,449	11,536
Cost of revenue:
Product	956	1,244	2,917	2,850
Services	139	60	399	230
Total cost of revenue	1,095	1,304	3,316	3,080
Gross margin	3,932	3,783	11,133	8,456

Operating expenses:
Selling and marketing	2,586	3,295	7,856	10,171
General and administrative	652	530	2,168	2,244
Product development	845	778	2,635	2,706
Total operating expenses	4,083	4,603	12,659	15,121
Loss from operations	(151)	(820)	(1,526)	(6,665)

Other income (expense), net	(11)	(9)	(28)	18
Net loss	$(162)	$(829)	$(1,554)	$(6,647)

Net loss per common share:
– basic and diluted	$(0.00)	$(0.02)	$(0.04)	$(0.19)

Weighted average common shares – basic and diluted	35,910,575	35,582,989	35,824,818	35,572,276

See accompanying notes

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Quarter Ended June 30, 2009			Fiscal Quarter Ended June 30, 2008
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$5,027	$(25)	$5,002	$5,087	$376	$5,463

Cost of revenue	1,095	—	1,095	1,304	—	1,304

Total Operating expenses	4,083	(278)	3,805	4,603	(663)	3,940

Loss from operations	(151)	253	102	(820)	1,039	219

Other income	(11)	—	(11)	(9)	—	(9)

Net income (loss)	$(162)	$253	$91	$(829)	$1,039	$210

Diluted net income (loss) per common share	$(0.00)	$0.01	$0.00	$(0.02)	$0.03	$0.01

(1) Adjustments consist of the following:

Billings		(25)			376
Depreciation (in G&A)		154			178
Personnel and program reductions		-			296
Stock-based compensation(2)		124			189

Total non-GAAP adjustments		253			1,039

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		79			122
General and administrative		11			18
Research and development		34			49

Total stock-based compensation		124			189